EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2007, relating to the consolidated financial statements of Thomas Weisel Partners Group, Inc. and subsidiaries (formerly Thomas Weisel Partners Group LLC and subsidiaries) appearing in the Annual Report on Form 10-K of Thomas Weisel Partners Group, Inc. and subsidiaries (formerly Thomas Weisel Partners Group LLC and subsidiaries) for the fiscal year ended December 31, 2006 (File No. 000-51730).

/s/ Deloitte & Touche LLP

San Francisco, California
August 10, 2007